Exhibit 99.2

EVe Mobility Acquisition Corp Announces Closing of Upsized $250 Million Initial Public Offering

DELAWARE -- December 17, 2021 – EVe Mobility Acquisition Corp (the “Company”), a special purpose acquisition company targeting businesses in the broader mobility ecosystem, today announced that it has closed its initial public offering of 25,000,000 units at a price of $10.00 per unit. The units are listed on the New York Stock Exchange (“NYSE”) and began trading under the ticker symbol “EVE.U” on December 15, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on NYSE under the symbols “EVE” and “EVE WS,” respectively.

The Company is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it intends to focus on the mobility-related ecosystem and its surrounding adjacencies. This landscape encompasses traditional automotive sectors as well as technological subsectors that are driving the advancement of the industry as a whole.

Cantor Fitzgerald & Co. and Moelis & Company LLC are acting as the book-running managers of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, c/o Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Relations & Investor Contact

Shadee Malekafzali

shadee@evemobility.com